                               POWER OF ATTORNEY

      Each of the undersigned directors of New England Power Company (the "Company"), individually as a director of the Company, hereby constitutes and appoints John G. Cochrane, Thomas F. Killeen, and Geraldine M. Zipser, individually, as attorney-in-fact to execute on behalf of the undersigned the Company's annual report on Form 10-K for the year ended December 31, 1994, to be filed with the Securities and Exchange Commission, and to execute any appropriate amendment or amendments thereto as may be required by law.
Dated this 21st day of March, 1995.

s/ Joan T. Bok                            s/ John W. Newsham


Joan T. Bok                               John W. Newsham

s/ Frederic E. Greenman


Frederic E. Greenman                      John W. Rowe

s/ Alfred D. Houston                      s/ Jeffrey D. Tranen


Alfred D. Houston                         Jeffrey D. Tranen